Exhibit (a)(5)(xxvi)
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

iBASIS, INC.,

Plaintiff,
-against-
09 Civ. 7288 (AKH)
KONINKLIJKE KPN N.V., KPN B.V., CELTIC ICS	ECF CASE
INC., EELCO BLOK, JOOST FARWERCK,
MICHEL HOEKSTRA, W.T.J. HAGEMAN
and AD SCHEEPBOUWER,

Defendants.

STIPULATION DISMISSING THE COMPLAINT WITH PREJUDICE
     WHEREAS, on August 18, 2009, Plaintiff iBasis, Inc. filed a complaint in the above-referenced action (the “Complaint”) against Defendants Koninklijke KPN N.V., KPN B.V., Celtic ICS Inc., Eelco Blok, Joost Farwerck, Michel Hoekstra, W.T.J. Hageman and Ad Scheepbouwer (“Defendants”), and
     WHEREAS, on November 23, 2009, the parties executed and entered into a Settlement Agreement providing for the dismissal with prejudice of all claims brought in the Complaint;

     IT IS HEREBY STIPULATED AND AGREED by and among the parties, through their undersigned counsel, that the Complaint and all claims brought therein are hereby dismissed with prejudice pursuant to Rule 41(a)(1)(ii) of the Federal Rules of Civil Procedure, with each party to bear its own costs and attorneys’ fees.

CRAVATH, SWAINE & MOORE LLP

By	/s/ Julie A. North Julie A. North (jnorth@cravath.com)
Darin P. McAtee (dmcatee@cravath.com)

Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

Attorneys for Defendants Koninklijke KPN N.V., KPN B.V., Celtic ICS Inc., Eelco Blok, Joost Farwerck, Michel Hoekstra, W.T.J. Hageman and Ad Scheepbouwer

GIBSON, DUNN & CRUTCHER LLP

By	/s/ Adam H. Offenhartz

Adam H. Offenhartz (aoffenhartz@gibsondunn.com) David J. Kerstein (dkerstein@gibsondunn.com) J. Ross Wallin (rwallin@gibsondunn.com)

200 Park Avenue
New York, NY 10166
(212) 351-4000

Attorneys for Plaintiff iBasis, Inc.

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